UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 16, 2009
COLEMAN CABLE, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction)	001-33337 (Commission File Number)	36-4410887 (I.R.S. Employer of Incorporation Identification No.)
1530 Shields Drive, Waukegan, Illinois 60085
(Address of principal executive offices)
Registrant’s telephone number, including area code: (847) 672-2300
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
     On March 16, 2009, Coleman Cable, Inc. (the “Company”) approved a plan to close its manufacturing facility located in East Longmeadow, MA. The Company found it necessary to take this action in order to align its manufacturing capacity and cost structure with the reduced volume levels resulting from the current economic environment. Production will be transitioned to the Company’s East facility in Bremen, IN, with its Waukegan, IL and Texarkana, AR facilities providing backup capacity.
     The Company estimates that the cost of the closure and relocation will be approximately $0.9 million, which includes $0.6 million for the acceleration of lease payments as well as cash expenditures of approximately $0.1 million for severance costs and $0.2 million for other costs related to the closure. The Company expects that the closure and relocation will be completed by May 15, 2009 and that the related costs will be reflected in the Company’s financial statements for the second quarter of 2009.
     This filing contains estimates and expectations of future costs and expenditures that are forward looking statements. Various factors could cause actual results to differ materially from these estimates and expectations. These factors include those set forth in the “Risk Factors” section of our Report on Form 10-K for the year ended December 31, 2008 and unforeseen expenses and difficulties in effecting the closure and relocation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLEMAN CABLE, INC.
By:	/s/ Richard N. Burger
Richard N. Burger
Executive Vice President, Chief Financial Officer, Secretary and Treasurer

DATE: March 17, 2009

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